EXHIBIT 11

                      STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


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                                      EXHIBIT 11

                      Statement Re: Computation of Per Share Earnings


                                                              Twelve Months Ended
                                                                   December 31
                                                          __________________________
                                                              1997            1996
                                                          ___________    ___________
Basic:

Average shares outstanding:                                 1,766,007      1,764,288
                                                          ===========    ===========

Net Income                                                $ 2,397,560    $ 2,032,289
                                                          ===========    ===========

Net income per share                                      $      1.36    $      1.15
                                                          ===========    ===========


Diluted:

Average shares outstanding:                                 1,766,007      1,764,288

Net effect of the assumed exercise of stock options -
based on the treasury stock method using average
market price.                                                   1,101         10,407
                                                          ___________    ___________
Total                                                       1,767,108      1,774,695
                                                          ===========    ===========

Net income                                                $ 2,397,560    $ 2,032,289
                                                          ===========    ===========

Net income per share                                      $      1.36    $      1.15
                                                          ===========    ===========

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